Exhibit 16.1

August 15, 2013

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

We have read Item 4.01 included in the Form 8-K to be dated August 16, 2013 of Angstron Holdings Corporation (formerly Loreto Resources Corporation) to be filed with the Securities and Exchange Commission and are in agreement with the statements related to our firm.

Sincerely,

/s/ Malone Bailey, LLP

MaloneBailey, LLP

Houston, Texas

www.malone-bailey.com